February 18, 2000



TransFinancial Holdings, Inc.
8245 Nieman Road, Suite 100
Lenexa, KS 66214
Attn:  Mr. Harold Hill

RE: Agreement and Plan of Merger dated October 19, 1999 (the "Agreement") between TransFinancial Holdings, Inc. ("TransFinancial") and COLA Acquisitions, Inc. ("COLA Acquisitions")

Dear Harold:

      COLA Acquisitions has received the attached letter from LaSalle Bank, N.A. ("LaSalle") in which LaSalle terminates its commitment to finance the proposed acquisition due to the operating results of TransFinancial. In light of this development and the corresponding inability to satisfy the closing condition contained in Article 7.2.4 of the Agreement, COLA Acquisitions believes it to be appropriate and in the best interests of all concerned that the Agreement be terminated by mutual consent pursuant to Article 8.1(a) thereof.

      If TransFinancial, acting through its Special Committee of Independent Directors, acknowledges the above and agrees to termination pursuant to Article 8.1(a), please sign a copy of this letter where indicated below.

                                    Very truly yours,

                                    COLA ACQUISITIONS, INC.



                                    By:    /s/Timothy P. O'Neil
                                    Name:  Timothy P. O'Neil
                                    Title:  President

Mr. Harold Hill
February 18, 2000
Page 2




ACKNOWLEDGED AND AGREED:

TRANSFINANCIAL HOLDINGS, INC.



By:     /s/Harold Hill
Name:   Harold Hill
Title:  Chairman - Special Committee of Independent Directors
Date:   February 18, 2000


cc:   Mr. Kent E. Whittaker
      Mr. Jeffrey T. Haughey

                      [LASALLE BANKS LETTERHEAD]


February 18, 2000

Mr. Timothy P. O'Neil
Cola Acquisitions, Inc.
Transfinancial Holdings, Inc.
8245 Nieman Road, Suite 100
Lenexa, Kansas 66214

Dear Tim:

On November 23, 1999, LaSalle Bank provided a commitment for credit facilities to Cola Acquisitions, Inc., TransFinancial Holdings, Inc., Crouse Cartage Company and Specialized Transport, Inc.

You have advised us of TransFinancial's condition as of December 31, 1999. Upon our review of the unaudited results for the fiscal year-end, we conclude that a material adverse change has occurred. Accordingly, we hereby terminate our commitment.

Sincerely,

/s/ Julie S. Harris

Julie S. Harris